UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2011

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-34574	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Arkmerkez B Blok Kat 5-6 Nisbetiye Caddesi 34330 Etiler, Istanbul, Turkey		34330
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +90 212 317 25 00

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amended and Restated Senior Secured Credit Facility. On May 18, 2011, DMLP, Ltd. (“DMLP”), Petrogas Petrol Gaz ve Petrokimya Ürünleri Inşaat Sanayi ve Ticaret A.Ş. (“Petrogas”), Talon Exploration, Ltd. (“Talon Exploration”), TransAtlantic Exploration Mediterranean International Pty. Ltd. (“TEMI”) and TransAtlantic Turkey, Ltd. (“TAT”) (collectively, the “Borrowers”) entered into a five year amended and restated senior secured credit facility (the “Credit Facility”) with Standard Bank Plc (“Standard Bank”) and BNP Paribas (Suisse) SA (“BNP Paribas”). The Credit Facility amends and restates the three year senior secured credit facility entered into by and between DMLP, TEMI, Talon Exploration, TAT and Standard Bank and BNP Paribas, on December 21, 2009 (the “Original Credit Facility”). Each of the Borrowers is a wholly owned subsidiary of TransAtlantic Petroleum Ltd. (the “Company”). Amity Oil International Pty. Ltd. (“Amity”), a wholly owned subsidiary of the Company, will execute a joinder agreement and become a Borrower under the Credit Facility no later than June 17, 2011. The Credit Facility is guaranteed by the Company, TransAtlantic Petroleum (USA) Corp. and TransAtlantic Worldwide, Ltd. (“TransAtlantic Worldwide”) (collectively, the “Guarantors”).

The Company plans to utilize a portion of the amounts borrowed under the Credit Facility to repay the $30.0 million short-term secured credit agreement (the “Short Term Credit Agreement”), dated as of August 25, 2010, between TransAtlantic Worldwide and Standard Bank, which matures on May 25, 2011. The Company plans to use the remainder of the amounts borrowed under the Credit Facility to finance a portion of the development of its oil and gas properties in Turkey and for working capital purposes in Turkey.

The amount drawn under the Credit Facility may not exceed the lesser of (i) $250.0 million, (ii) the borrowing base amount at such time, (iii) the aggregate commitments of all lenders at such time, and (iv) any amount borrowed from an individual lender to the extent it exceeds the aggregate amount of such lender’s individual commitment. At May 18, 2011, the lenders had aggregate commitments of $120.0 million, with individual commitments of $60.0 million each. On the last day of each fiscal quarter commencing September 30, 2012 and at the maturity date, the lenders’ commitments are subject to reduction by 6.25% of their commitments existing on such commitment reduction date.

The borrowing base amount under the Credit Facility is currently $75.0 million and is re-determined semi-annually on April 1st and October 1st of each year prior to September 30, 2012 and quarterly on January 1st, April 1st, July 1st and October 1st of each year after September 30, 2012. The borrowing base amount will increase to $95.0 million upon the joinder of Amity. The borrowing base amount equals, for any calculation date, the lowest of:

•	the debt value which results in the field life coverage ratio for such calculation date being 1.50 to 1.00;

•	the debt value which results in the loan life coverage ratio for such calculation date being 1.30 to 1.00; and

•	the debt value which results in a debt service coverage ratio for any calculation period being 1.25 to 1.00.

The field life coverage ratio means, for any calculation date, the ratio of (i) the net present value of cash flow available for debt service from the calculation date until the last abandonment date, to (ii) the aggregate outstanding principal amount of the loans, plus the aggregate undrawn maximum face amount of letters of credit, plus the aggregate unpaid drawings on such calculation date, minus the aggregate credit balance of the cash collateral account on such calculation date. The loan life coverage ratio means, for any calculation date, the ratio of (i) the net present value of the cash flow available for debt service from the calculation date until the maturity date, to (ii) the aggregate principal amount of the loans, plus the aggregate undrawn maximum face amount of letters of credit, plus the aggregate unpaid drawings on such calculation date, minus the aggregate credit balance of the cash collateral account on such calculation date. The debt service coverage ratio means, for any calculation date, the ratio of (i) the cash flow available for debt service for such calculation period, to (ii) the aggregate amount of all principal, interest and fees due and payable under the loan documents during such calculation period.

The Credit Facility matures on the earlier of (i) May 18, 2016 or (ii) the last date of the borrowing base calculation period that immediately precedes the date that the semi-annual report of Standard Bank and the Borrowers determines that the aggregate amount of hydrocarbons to be produced from the borrowing base assets in Turkey are less than 25% of the amount of hydrocarbons to be produced from the borrowing base assets shown in the initial report prepared by Standard Bank and the Borrowers. The Credit Facility bears various letter of credit sub-limits, including among other things, sub-limits of up to (i) $10.0 million, (ii) the aggregate available unused and uncancelled portion of the lenders’ commitments or (iii) any amount borrowed from an individual lender to the extent it exceeds the aggregate amount of such lender’s individual commitment.

Loans under the Credit Facility accrue interest at a rate of three-month LIBOR plus 5.50% per annum. At May 18, 2011, the Borrowers had borrowed $33.0 million under the Credit Facility and had availability of $42.0 million under the Credit Facility.

The Borrowers are also required to pay (i) a commitment fee payable quarterly in arrears at a per annum rate equal to (a) 2.75% per annum of the unused and uncancelled portion of the aggregate commitments that is less than or equal to the maximum available amount under the Credit Facility, and (b) 1.65% per annum of the unused and uncancelled portion of the aggregate commitments that exceed the maximum available amount under the Credit Facility, (ii) on the date of issuance of any letter of credit, a fronting fee in an amount equal to 0.25% of the original maximum amount to be drawn under such letter of credit and (iii) a per annum letter of credit fee for each letter of credit issued equal to the face amount of such letter of credit multiplied by (a) 1.0% for any letter of credit that is cash collateralized or backed by a standby letter of credit issued by a financial institution acceptable to Standard Bank or (b) 5.50% for all other letters of credit.

The Credit Facility is secured by a pledge of (i) the local collection accounts and offshore collection accounts of each of the Borrowers, (ii) the receivables payable to each of the Borrowers, (iii) the shares of each Borrower, (iv) the hydrocarbon licenses owned by the Borrowers in Turkey and (v) substantially all of the present and future assets of the Borrowers.

The Borrowers are required to maintain certain ratios under the Credit Facility’s financial covenants during the four most recently completed fiscal quarters occurring on or after March 31, 2011. At May 18, 2011, the Borrowers were in compliance with these ratios. These financial covenants require each of the Borrowers to maintain a:

•	ratio of combined current assets to combined current liabilities of not less than 1.10 to 1.00;

•	a ratio of EBITDAX (less non-discretionary capital expenditures) to aggregate amounts payable under the Credit Facility of not less than 1.50 to 1.00;

•	a ratio of EBITDAX (less non-discretionary capital expenditures) to interest expense of not less than 4.00 to 1.00; and

•	a ratio of total debt to EBITDAX of less than 2.50 to 1.00.

The Credit Facility defines EBITDAX as net income (excluding extraordinary items) plus, to the extent deducted in calculating such net income, (i) interest expense (excluding interest paid-in-kind, or non cash interest expense and interest incurred on certain subordinated intercompany debt or interest on equity recapitalized into subordinated debt), (ii) income tax expense, (iii) depreciation, depletion and amortization expense, (iv) amortization of intangibles and organization costs, (v) any extraordinary, unusual or non-recurring non-cash expenses or losses, (vi) expenses incurred in connection with oil and gas exploration activities entered into in the ordinary course of business (including related drilling, completion, geological and geophysical costs), (vii) transaction costs, expenses and fees incurred in connection with the negotiation, execution and delivery of the Credit Facility and the related loan documents, and (vii) any other non-cash charges (including dry hole expenses and seismic expenses, to the extent such expenses would be capitalized), minus, to the extent included in calculating net income, (a) any extraordinary, unusual or non-recurring income or gains (including, gains on the sales of assets outside of the ordinary course of business) and (b) any other non-cash income or gains.

Pursuant to the terms of the Credit Facility, until amounts under the Credit Facility are repaid, each of the Borrowers shall not, and shall cause each of its subsidiaries not to, in each case subject to certain exceptions (i) incur indebtedness or create any liens, (ii) enter into any agreements that prohibit the ability of any Borrower or its subsidiaries to create any liens, (iii) enter into any merger, consolidation or amalgamation, liquidate or dissolve, (iv) dispose of any property or business, (v) pay any dividends, distributions or similar payments to shareholders, (vi) make certain types of investments, (vii) enter into any transactions with an affiliate, (viii) enter into a sale and leaseback arrangement, (ix) engage in any business or business activity, own any assets or assume any liabilities or obligations except as necessary in connection with, or reasonably related to, its business as an oil and gas exploration and production company or operate or carry on business in any jurisdiction outside of Turkey or its jurisdiction of formation, (x) change its organizational documents, (xi) permit its fiscal year to end on a day other than December 31st or change its method of determining fiscal quarters, or alter the accounting principles it uses, (xii) modify certain hydrocarbon licenses and agreements or material contracts, (xiii) enter into any hedge agreement for speculative purposes or (xiv) open or maintain new deposit, securities or commodity accounts.

An event of default under the Credit Facility includes, among other events, failure to pay principal or interest when due, breach of certain covenants and obligations, cross default to other indebtedness, bankruptcy or insolvency, failure to meet the required financial covenant ratios and the occurrence of a material adverse effect. In addition, the occurrence of a change of control is an event of default. A change of control is defined as the occurrence of any of the following: (i) the Company’s failure to own, of record and beneficially, all of the equity of the Borrowers or any Guarantor or to exercise, directly or indirectly, day-to-day management and operational control of any Borrower or Guarantor; (ii) the failure by the Borrowers to own or hold, directly or indirectly, all of the interests granted to Borrowers pursuant to certain hydrocarbon licenses designated in the Credit Facility; or (iii) (a) N. Malone Mitchell, 3rd ceases for any reason to be the executive chairman of the Company’s board of directors at any time, (b) Mr. Mitchell and certain of his affiliates cease to own of record and beneficially at least 35% of the Company’s common shares; or (c) any person or group, excluding Mr. Mitchell and certain of his affiliates, shall become, or obtain rights to become, the beneficial owner, directly or indirectly, of more than 35% of the Company’s outstanding common shares entitled to vote for members of the Company’s board of directors on a fully-diluted basis. Provided that, if Mr. Mitchell ceases to be executive chairman of the Company’s board of directors by reason of his death or disability, such event shall not constitute an event of default unless the Company has not appointed a successor reasonably acceptable to the lenders within 60 days of the occurrence of such event.

If an event of default shall occur and be continuing, all loans under the Credit Facility will bear an additional interest rate of 2.00% per annum. In the case of an event of default upon bankruptcy or insolvency, all amounts payable under the Credit Facility become immediately due and payable. In the case of any other event of default, all amounts due under the Credit Facility may be accelerated by the lenders or the administrative agent. Borrowers have certain rights to cure an event of default arising from a violation of the fixed charge coverage ratio or the interest coverage ratio by obtaining cash equity or loans from the Company.

Other than the transactions contemplated by the Short Term Credit Agreement, the Original Credit Facility and the Credit Facility, there are no material relationships between the Company and its affiliates and Standard Bank and BNP Paribas and its affiliates. The Company and its affiliates have entered into various hedging transactions with Standard Bank and BNP Paribas, see the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 21, 2011. The foregoing description of the Credit Facility is qualified in its entirety by reference to the Credit Facility, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Amendment to Dalea Credit Agreement. On May 18, 2011, Dalea Partners, LP (“Dalea”) and the Company entered into a first amendment (the “Amendment”) to that certain credit agreement (the “Credit Agreement”), dated as of June 28, 2010, by and between Dalea and the Company. Mr. Mitchell, the Company’s chairman of the board of directors and chief executive officer, and his wife own 100% of Dalea. The Amendment is effective as of May 1, 2011.

Prior to the Amendment, paragraph 4(a)(i) of the Credit Agreement provided that the aggregate unpaid principal amount outstanding under the Credit Agreement, together with all accrued but unpaid interest and other costs, expenses or charges payable under the Credit Agreement were required to be repaid on the earlier of (i) June 28, 2011, and (ii) the occurrence of an event of default and demand for payment. Additionally, prior to the Amendment, paragraph 5 of the Credit Agreement provided that interest accrued on amounts due under the Credit Agreement at a rate of three-month LIBOR plus 2.50% per annum. The Amendment extends the repayment date from June 28, 2011 to December 31, 2011 and increases the interest rate from three-month LIBOR plus 2.50% per annum to three-month LIBOR plus 5.50% per annum.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

On May 17, 2011, the Company issued a press release announcing its preliminary financial results for the quarter ended March 31, 2011 and related matters. A copy of the press release is being attached hereto as Exhibit 99.1.

The information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference to this Current Report on Form 8-K in such filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 17, 2011, the Company received a deficiency letter from NYSE Amex LLC (the “Exchange”) indicating that the Exchange has determined the Company is not in compliance with Sections 134 and 1101 of the Exchange’s Company Guide (the “Company Guide”) due to the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 (the “Quarterly Report”) with the SEC. In addition, the Exchange asserted that the Company’s failure to timely file its Quarterly Report is a material violation of its listing agreement with the Exchange. Pursuant to the Exchange’s rules, the Company has until May 31, 2011 to submit a plan advising the Exchange of actions it has taken, or will take, that would bring the

Company back into compliance with Sections 134 and 1101 of the Company Guide by no later than August 15, 2011.

Currently, the Company expects to file its Quarterly Report with the SEC on or before May 31, 2011. In the event that the Company is unable to file its Quarterly Report on or before May 31, 2011, the Company expects to submit a plan to the Exchange on or before May 31, 2011 advising the Exchange of actions it has taken, or will take, that would bring the Company back into compliance with the Company Guide no later than August 15, 2011. The Exchange will evaluate the plan and determine whether the Company has made a reasonable demonstration in the plan of an ability to regain compliance with the applicable continued listing standards by August 15, 2011, in which case the plan will be accepted and the Company will have until August 15, 2011 to regain compliance with the continued listing standards. On May 19, 2011, the Company issued a press release announcing the receipt of the Exchange’s deficiency letter. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Credit Agreement, dated as of May 18, 2011, by and between DMLP, Ltd., Petrogas Petrol Gaz ve Petrokimya Ürünleri Inşaat Sanayi ve Ticaret A.Ş., Talon Exploration, Ltd., TransAtlantic Exploration Mediterranean International Pty. Ltd., TransAtlantic Turkey, Ltd., as borrowers, TransAtlantic Petroleum Ltd., TransAtlantic Petroleum (USA) Corp., TransAtlantic Worldwide, Ltd., as guarantors, the lenders party thereto from time to time, and Standard Bank Plc and BNP Paribas (Suisse) SA, as joint mandated lead arrangers and joint bookrunners, and Standard Bank Plc as administrative agent, collateral agent and technical agent.

10.2	First Amendment to Credit Agreement, dated May 18, 2011, by and between Dalea Partners, LP and TransAtlantic Petroleum Ltd.

99.1	Press release, dated May 17, 2011, issued by TransAtlantic Petroleum Ltd. (furnished pursuant to Item 2.02).

99.2	Press release, dated May 19, 2011, issued by TransAtlantic Petroleum Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2011

TRANSATLANTIC PETROLEUM LTD.

By:	/s/ Jeffrey S. Mecom
Jeffrey S. Mecom
Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Credit Agreement, dated as of May 18, 2011, by and between DMLP, Ltd., Petrogas Petrol Gaz ve Petrokimya Ürünleri Inşaat Sanayi ve Ticaret A.Ş., Talon Exploration, Ltd., TransAtlantic Exploration Mediterranean International Pty. Ltd., TransAtlantic Turkey, Ltd., as borrowers, TransAtlantic Petroleum Ltd., TransAtlantic Petroleum (USA) Corp., TransAtlantic Worldwide, Ltd., as guarantors, the lenders party thereto from time to time, and Standard Bank Plc and BNP Paribas (Suisse) SA, as joint mandated lead arrangers and joint bookrunners, and Standard Bank Plc as administrative agent, collateral agent and technical agent.

10.2	First Amendment to Credit Agreement, dated May 18, 2011, by and between Dalea Partners, LP and TransAtlantic Petroleum Ltd.

99.1	Press release, dated May 17, 2011, issued by TransAtlantic Petroleum Ltd. (furnished pursuant to Item 2.02)

99.2	Press release, dated May 19, 2011, issued by TransAtlantic Petroleum Ltd.